Exhibit 99.1

                                                        FOR INFORMATION CONTACT:

                                                    Elisha Finney (650) 424-6803
                                                        elisha.finney@varian.com

                                                     Spencer Sias (650) 424-5782
                                                         spencer.sias@varian.com

                                                          For Immediate Release:

   VARIAN MEDICAL SYSTEMS' BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF ANOTHER
                           4.5 MILLION SHARES OF STOCK

 PALO ALTO, Calif., November 20, 2006 - Varian Medical Systems (NYSE:VAR) today announced that its Board of Directors has authorized the Company to repurchase up to an additional 4.5 million shares of its stock over a nine-month period extending through September 27, 2007.

As of the end of fiscal year 2006, Varian Medical Systems had repurchased approximately 4.5 million shares of stock under an existing 6 million share repurchase authorization which extends through December 2006. Since commencing stock repurchases in fiscal year 2001, the company has spent about $864 million to repurchase approximately 23.9 million shares of stock at a weighted average price of about $36 per share. As of the end of its fiscal year 2006, the company had a reported $366 million in cash and marketable securities.

The stock repurchases will be made through programs, including company 10b5-1 stock purchase plans, using brokers on the New York Stock Exchange or in privately-negotiated transactions with nonaffiliated stockholders. Shares will be retired and cancelled upon repurchase.

                                      # # #

Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of medical products for treating cancer and other medical conditions with radiotherapy, brachytherapy, and radiosurgery. The company is also a premier supplier of X-ray tubes and digital detectors for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,900 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning planned stock repurchase processes and programs are forward-looking statements that involve risks and uncertainties that could cause the company's actual activities to differ materially from those anticipated. Such risks and uncertainties include stock price volatility, the effect of economic conditions and interest rates, and other risks listed from time to time in the company's filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.